UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2015

GROGENESIS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-168337	42-1771870
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Highway 79 North

Springville, TN  38256

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (855) 691-4764

(Former name or former address, if changed since last report):  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2015, Grant B. Walsh, age 67, was appointed as a Director and Chairman of the Board of GroGenesis, Inc. (the “Company”).

There is no arrangement or understanding pursuant to which Mr. Walsh was appointed as a Director and Chairman of the Board of the Company.  Mr. Walsh has no family relationships with any other executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.  It is contemplated that Mr. Walsh may serve on certain committees of the Board of Directors, but no such committee appointments have been made at this time.

Professional History of Mr. Walsh

Grant B. Walsh, age 67, is a CEO, senior executive and corporate director.  He has been Chairman and/or Director of over 20 companies.  Currently, he serves as Chairman of Canada Lands Company Limited (2010 to present).  He also serves as a Director of Medifocus Inc. (2007 to present), Square Canada Inc. (2013 to present), and Stroud Resources Inc. (2014 to present).  Mr. Walsh is the Managing Director of Walsh Delta Group Inc. (2005 to present), a firm specializing in governance, strategy, leadership, and performance improvement.  His expertise is strategy, turnaround and transformational change.

Grant Walsh has been a CEO and/or senior executive of companies in healthcare and the service sector, public and private organizations and U.S. and Canadian entities.  As Executive Vice President of The ServiceMaster Company, Chicago, IL, he was accountable for $550 million in revenue, 30,000 employees, and 10,000 properties in 44 states and Canada.

Mr. Walsh holds a Master of Business Administration degree in Finance from Southern Illinois University and a designation as a Chartered Director from McMaster University and the Conference Board of Canada.  He is a member of the National Association of Corporate Directors and the Institute of Corporate Directors - Canada.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 8, 2015

GROGENESIS, INC.

By:	/s/ Richard D. Kamolvathin
Name: Richard D. Kamolvathin
Title: Chief Executive Officer

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